T ROWE PRICE ASSOC INC
Manufacturers and Traders Trust Co.
INFOCU$
Previous Day Transaction Report
Printed on 01NOV06 at 15:58:24 EST
Manufacturers and Traders Trust Company - MNTBANK - AsOf 29SEP06 EASTERN
Account 7895624 T ROWE PRICE ASSOC
(Reported in United States dollar - USD)
D E B I T S
Transaction Group - WIRE - Wire Transfers
Outgoing Money Transfer	4,752,608.00
REF2 : 929000613
WIRE TRANSFER REFERENCE #0929000613
MTB SEQ=060929000613;FED REF=000006
RECEIVING BANK=011600062;REFERENCE NUMBER=0929000613;RELATED REF=0929000613
ORIGINATOR=T ROWE PRICE ASSOC;OBI=FIDELITY BOND AND E&O/D&O POLICIES F
OR 9/1/2006 TO 8/31/2007

Group Count: 1	4,752,608.00